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                                Exhibit 99.1





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FOR IMMEDIATE RELEASE:             December 4, 2000


                   NEW ANACONDA COMPANY TENDERS OFFER TO
                        ACQUIRE EWOX PROCESS RIGHTS.


Salt Lake City, UT - The New Anaconda Company OTC: (NANA:BB F) confirms that the Company has ratified the offer terms negotiated with the Board of International Waste Solutions PLC ("IWS") to acquire either the entire share capital of IWS subject to shareholders approval and compliance with the rules of the Financial Services Act or the acquisition of the goodwill and transfer of the marketing rights under licence from Eco Waste Solutions Inc. of Canada ("EWS") to market the patented two stage thermal oxidation process ("EWOX") for municipal and solid waste gasification in the United Kingdom and other locations outside of the Americas.

A formal offer was tendered on November 17, 2000 to the Board of International Waste Solutions PLC ("IWS") for The New Anaconda Company ("NANA") to acquire the entire issued share capital of IWS, an unlisted public company registered in England.

The offer was made with an agreed bid price of L2,616,036 ($3,765,000) and will be financed on an equity only basis with 3,585,715 New Anaconda Company shares being offered at an agreed notional price of $1.05 per share, this being the average closing price for NANA over the preceding 180 days.

The offer included the possibility that IWS would become a wholly owned subsidiary of NANA subject to approval and formal offer documentation being prepared in accordance with the rules and regulations governing such acquisitions, or in the alternative, IWS would transfer the goodwill and licence agreements relating to the EWOX process with key personnel also agreeing to transfer their service agreements as part of the acquisition. The offer is made subject to a majority shareholder approval. A meeting of the IWS shareholders has been called on Monday 18th December 2000 to review the offer.

John F. Pope, Chief Financial Officer of the Company stated "New Anaconda is pleased to make the offer as the technology has several common aspects with our own proprietary WORS process and again focuses the direction of the Company into the field of providing waste solutions to industry by taking technology to the waste rather than the waste to the technology"

"It is also an important step that the Company is able to focus on earnings and as such within the course of next year should be able to become an operating company rather than a development stage company. It is expected that the exploitation of the EWOX process will supercede that of the WORS process due to the length of time needed by the Company to build the initial pilot plant for the WORS process. The EWOX process is already established and several potential clients in the United Kingdom have expressed interest., It is therefore expected that the first orders for the EWOX units will be received early 2001."


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The foregoing contains forward looking statements.  For this purpose any statements contained in this document that are not statements of historical fact may be deemed to be forward-looking statements. Without limitating the foregoing, such words as "may", "will", "believe", "anticipate", "estimate", "continue" or comparable terminology intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties and actual results may differ materially depending upon a variety of factors.



                            KEY CONTACT NUMBERS

                       THE NEW ANACONDA COMPANY, INC.
                           136 East South Temple
                                Suite 1700A
                         Salt Lake City, Utah 8111
                             Tel: 801-355-1341
                             Fax: 801-355-2990













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